UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Wright, Wayne R.
   2351 South 2300 West
   Salt Lake City, Utah  84119
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pen Interconnect, Inc.
   PENC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year ended September 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                  |
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1.Title of Derivative   |2.Con   |3.    |4.  |5.Number of De |6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of|
  Security              |version |Transaction| rivative Secu |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|Indirect    |
                        |or Exer |Date  |Code| rities Acqui  |Expiration   |  Securities      |vative |tive      |ect|Beneficial  |
                        |cise Pr |      |    | red(A) or Dis |Date(Month/  |                  |Secu   |Securities|(D)|Ownership   |
                        |ice  of |      |    | posed of(D)   |Day/Year)    |                  |rity   |Benefi    |or |            |
                        |Deriva  |      |    |               |Date  |Expir |                  |       |ficially  |Ind|            |
                        |tive    |      |    |           | A/|Exer- |ation |Title and Number  |       |Owned at  |ire|            |
                        |Secu    |      |    |           | D |cisa- |Date  |of Shares         |       |End of    |ct |            |
                        |rity    |      |    |  Amount   |   |ble   |      |                  |       |Year      |(I)|            |
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Employee Stock Option   $1.38    022297 A    217,000     -   022297 022207 Common Stock  217,000        217,000(1) D
Employee Stock Option   $1.38    082897 A     50,000     -   082897 082807 Common Stock   50,000         50,000(1) D
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Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/  Wayne R. Wright
DATE
November 13, 1997